Exhibit (a)(2)

ARTICLES OF AMENDMENT

AND

RESTATEMENT OF THE

ARTICLES OF INCORPORATION

OF

SUNAMERICA FOCUSED ALPHA GROWTH FUND, INC.

     FIRST: SUNAMERICA FOCUSED ALPHA GROWTH FUND, INC., a Maryland Corporation (the “Corporation”), desires to amend and restate its charter as currently in effect as hereinafter amended.

     SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

     The name of the corporation (which is hereinafter called the “Corporation”) is the SunAmerica Focused Alpha Growth Fund, Inc.

ARTICLE II

PURPOSE

     The purposes for which the Corporation is formed are to conduct and carry on the business of a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE I II

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

     The address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation are The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN
POWERS OF THE CORPORATION AND THE STOCKHOLDERS AND DIRECTORS

     Section 4.1 Number, Classification and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is seven (7), which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until their successors are duly elected and qualify are:

Jeffrey S. Burum;
William F. Devin;
Dr. Judith L. Craven;
William J. Shea;
Samuel M. Eisenstat;
Stephen J. Gutman; and
Peter A. Harbeck

     The directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.

     The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the MGCL, that, subject to applicable requirements of the 1940 Act and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as hereinafter defined), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

     On the date of the closing of the initial underwritten public offering of shares of Common Stock (defined below), the directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes, as determined by the Board of Directors, with Class I directors to hold office initially for a term expiring at the annual meeting of stockholders in 2006, Class II directors to hold office initially for a term expiring at the annual meeting of stockholders in 2007 and Class III directors to hold office initially for a term expiring at the annual meeting of stockholders in 2008, with each director to hold office until her or his successor is duly elected and qualifies. At each annual meeting of the stockholders, commencing with the 2006 annual meeting, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualify.

     Except as otherwise provided in the Bylaws of the Corporation, each director shall be elected by the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote thereon.

     Section 4.2 Extraordinary Actions. Except as specifically provided in Section 4.7 (relating to removal of directors), and in Section 6.2 (relating to certain actions and certain amendments to the charter), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

     Section 4.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration, if any, as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as maybe set forth in the charter or the Bylaws.

     Section 4.4 Quorum. The presence in person or by proxy of the holders of shares of stock of the Corporation entitled to cast one third of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the charter, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast one third of the votes entitled to be cast by each such class on such a matter shall constitute a quorum.

     Section 4.5 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. No holder of stock of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, or any proportion of the shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

     Section 4.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stack of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the charter or Bylaws or otherwise to be determined by the Board of Directors.

     Section 4.7 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE V

STOCK

     Section 5.1 Authorized Shares. The Corporation has authority to issue 200,000,000 shares of stock, initially consisting of 200,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is $200,000. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article V, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes or series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. A majority of the entire Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

     Section 5.2 Common Stock. Each share of Common Stock shall have one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

     Section 5.3 Preferred Stock. The Board of Directors may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time, in one or more classes or series of stock, including preferred stock (“Preferred Stock”).

     Section 5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 maybe made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document filed with the SDAT.

     Section 5.5 Inspection of Books and Records. A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection.

ARTICLE VI

AMENDMENTS; CERTAIN EXTRAORDINARY TRANSACTIONS

     Section 6.1 Amendments Generally. The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.

     Section 6.2 Approval of Certain Extraordinary Actions and Charter Amendments.

          (a) Required Votes. The affirmative vote of the holders of shares entitled to cast at least 80 percent of the votes entitled to be cast on the matter, each voting as a separate class, shall be necessary to effect:

               (i) Any amendment to the charter of the Corporation to make the Corporation’s Common Stock a “redeemable security” or to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act);

               (ii) The liquidation or dissolution of the Corporation and any amendment to the charter of the Corporation to effect any such liquidation or dissolution;

               (iii) Any amendment to Section 4.1, Section 4.2, Section 4.7, Section 6.1 or this Section 6.2; provided, however, that, if the Continuing Directors (as defined herein), by a vote of at least 80 percent of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposal or amendment, the affirmative vote of the holders of a majority of the votes entitled to be cast shall be sufficient to approve such matter;

Continuing Directors. “Continuing Directors” means the directors identified in Section 4.1 and the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the Continuing Directors then on the Board;

               (iv) a merger or consolidation of the Corporation with or into another corporation or entity; or

               (v) a sale, lease, exchange, transfer or other disposition to or with any entity or person, in one transaction or series of transactions, of all or any substantial part of the assets of the Corporation (except assets having an aggregate fair market value of less than $1,000,000 of such sale, lease or exchange in the context of the ordinary course of the Corporation’s investment activities.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES

     Section 7.1 Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

     Section 7.2 Indemnification and Advance of Expenses. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

     Section 7.3 1940 Act. The provisions of this Article VIII shall be subject to the limitations of the 1940 Act.

     Section 7.4 Amendment or Repeal. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

     Section 7.5 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the charter and the Bylaws. The Board of Directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the Bylaws.

     THIRD: The amendment to and restatement of the charter as hereinabove set forth was approved by a majority of the entire Board of Directors. No stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval.

     FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

     FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.

     SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in the foregoing amendment and restatement of the charter.

     SEVENTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 200,000,000 consisting of 200,000,000 shares of Common Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $200,000.

     EIGHTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its name and on its behalf by its Initial Director and attested to by its Secretary on this 17th day of June, 2005.

SunAmerica Focused Alpha Growth Fund, Inc.

By:

Peter A. Harbeck,
Initial Director

ATTEST:

Thomas Lynch,
Secretary